Traffix, Inc. Reports Fiscal 2006 Fourth Quarter and Annual Results

Board Declares Dividend of $0.08 Per Share

PEARL RIVER, N.Y.--(BUSINESS WIRE)--Feb. 28, 2007--Traffix, Inc. (NASDAQ:TRFX), a premier interactive media company, today reported results for the fiscal fourth quarter and year ended November 30, 2006.

Net Revenue for the fourth quarter of fiscal 2006 was $17.2 million, an increase of 3%, or $600,000, from $16.6 million in the comparable quarter of fiscal 2005. Income (Loss) from Operations for the fourth quarter of fiscal 2006 was $(368,000), a decrease of 177%, or $856,000, from income from operations of $478,000 in the comparable quarter of fiscal 2005. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)(1) for the fourth quarter of fiscal 2006 was $76,000, a decrease of 92%, or $924,000, from $1.0 million in the comparable quarter of fiscal 2005. Net Income for the fourth quarter of fiscal 2006 was approximately breakeven, a decrease of 100%, from Net Income of $781,000 (or $0.05 per diluted share), in the comparable quarter of fiscal 2005. The fiscal fourth quarter was negatively impacted by the loss of a client early in that quarter, resulting in a disproportionate drop in revenue for the quarter.

The Company reported that Net Revenue for the year ended November 30, 2006 was $72.8 million, an increase of 16%, or $9.9 million, from $62.9 million in fiscal 2005. Income from Operations for the year ended November 30, 2006 was $3.1 million, an increase of 35%, or $800,000, from $2.3 million in fiscal 2005. Adjusted EBITDA for the year ended November 30, 2006 was $5.8 million, an increase of 30%, or $1.3 million, from $4.5 million in fiscal 2005. Net Income for the year ended November 30, 2006 was $1.9 million, a decrease of 22%, or $500,000, from $2.4 million in fiscal 2005. Diluted earnings per share for the year ended November 30, 2006 was $0.13 per diluted share, a decrease of 24%, or $0.04 per diluted share, from $0.17 per diluted share in fiscal 2005.

The Company reported that, on a sequential basis, Net Revenue decreased in the fourth fiscal quarter of 2006 by 13%, to $17.2 million, when compared to Net Revenue of $19.7 million in the third fiscal quarter of 2006. Income (Loss) from Operations declined sequentially in the fourth fiscal quarter of 2006 by 122%, to a loss from operations of $368,000, when compared to income of $1.7 million in the third fiscal quarter of 2006. Adjusted EBITDA decreased sequentially in the fourth fiscal quarter of 2006 by 97%, to $76,000, when compared to $2.3 million in the third fiscal quarter of 2006. Diluted earnings per share decreased sequentially in the fourth fiscal quarter of 2006 by 100%, to approximately breakeven, when compared to $0.06 per diluted share in the third fiscal quarter of 2006.

Commenting on the results for the year, Mr. Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix, stated, "We are pleased to report the eighth consecutive year of profitability at Traffix. In addition to growing our top line revenue by 16%, we successfully increased Adjusted EBITDA by 30%. Our overall 2006 results were good, yet we are disappointed in our performance during the fourth quarter. We believe the losses incurred in the fourth quarter were attributable, in large part, to the September 2006 termination of our marketing agreement with a significant client, resulting in lost revenues and significantly lower operating margins."

Mr. Schwartz continued, "We believe the termination of the marketing agreement by that client was wrongful, and we have and will continue to vigorously pursue any and all claims we may have as a result. More importantly, however, we anticipate that our 2007 first quarter figures will be more in line with the positive results demonstrated during the first three quarters of 2006, rather than with those of the fourth quarter. Our balance sheet remains healthy and we are continuing to seek strategic opportunities."

Mr. Schwartz concluded, "We firmly believe the strategy and vision we have are consistent with what the market wants today. We are very excited to see what business prospects 2007 will bring for Traffix."

The Company reported that the Board of Directors declared a dividend of $0.08 per share on February 26, 2007, to shareholders of record as of March 1, 2007, payable on or about March 10, 2007.

Traffix will be hosting an earnings conference call at 10:00 a.m. EST today, February 28, 2007. To participate on the call, please dial 1-888-694-4676 (Domestic) or 1-973-582-2737 (International).

About Traffix, Inc:

Traffix, Inc is a premier interactive media company that develops its own content and builds communities tailored to consumers' specific interests and lifestyles. Its full solution marketing services group delivers media, analytics and results to third parties through its four business groups:

•
Traffix Performance Marketing (http://www.traffixinc.com) offers marketers brand and performance based distribution solutions though the Traffix network of entertaining web destinations, via its proprietary ad-serving optimization technology.

•	SendTraffic (http://www.sendtraffic.com) is a performance focused, search engine marketing firm focused on building online presence, optimizing marketing expenditures and retaining customers.

•
Hot Rocket Marketing (http://www.hotrocketinc.com) is an online direct-response media firm servicing advertisers, publishers and agencies by leveraging vast online inventory across sites, networks, search engines and email to drive users to client web properties, generating qualified leads, registrations and sales.

•
mxFocus (http://www.mxfocus.com) develops and distributes content and services for mobile phones and devices and provides interactive mobile media solutions for advertisers, marketers and content providers.

For more information about Traffix, Inc., visit the website at www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix's business based on certain assumptions of Traffix's management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company's services and products, changes in technology and the regulatory environment affecting the Company's business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

You may register to receive Traffix's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 30,	November 30,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$8,972,197	$9,335,723
Marketable securities	21,433,775	18,908,064
Accounts receivable, trade, net of allowance for doubtful accounts of $1,079,661 and $1,025,661 in 2006 and 2005, respectively	8,975,402	11,137,275
Deferred income taxes	451,909	1,379,877

Prepaid expenses and other current assets	957,674	1,078,621
Total current assets	40,790,957	41,839,560

Marketable securities	-	2,662,905
Property and equipment, net	1,965,183	2,317,690
Goodwill	7,913,007	6,426,336
Other intangibles, net	1,210,257	2,538,223
Deferred income taxes	846,223	478,050
Total assets	$52,725,627	$56,262,764

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$4,692,374	$5,426,797
Accrued expenses	3,831,223	4,269,995
Reserve for customer chargebacks	-	302,175
Due to related parties	90,000	110,076
Income taxes payable	470,000	1,009,880
Total current liabilities	9,083,597	11,118,923
Deferred income taxes	-	302,465
Total liabilities	9,083,597	11,421,388

Minority interest	313,637	365,637

Commitments and contingencies
Shareholders' equity
Preferred stock - $.001 par value;
1,000,000 shares authorized; none issued
and outstanding	-	-

Common stock - $.001 par value; authorized
50,000,000 shares; issued 14,365,671
shares and 14,208,486 shares, respectively	14,365	14,208
Additional paid-in capital	42,286,760	43,584,229
Retained earnings	-	-

Accumulated other comprehensive income	1,027,268	877,302
Total shareholders' equity	43,328,393	44,475,739
Total liabilities and shareholders' equity	$52,725,627	$56,262,764

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	November 30,		November 30,
	2006	2005	2006	2005

Net revenue	$17,158,116	$16,598,155	$72,843,943	$62,856,982
Cost of sales	12,578,053	11,353,598	47,985,127	41,052,260
GROSS PROFIT	4,580,063	5,244,557	24,858,816	21,804,722

Selling expenses	1,399,786	1,576,524	6,083,251	5,233,358
General and administrative expenses	3,183,274	3,763,756	15,165,281	14,694,575
Bad debt expense	364,815	(573,427)	539,155	(403,186)

INCOME FROM OPERATIONS	(367,812)	477,704	3,071,129	2,279,975

Other income (expense):

Interest income and dividends	294,194	313,831	1,068,538	957,069
Realized Gains (losses) on marketable securities	22,333	(12,691)	16,835	561,359
Realized gain on sale of subsidiary	-	-	-	195,000
Other non-operating income (expense)	(15,742)	(18,903)	(41,098)	(28,076)
Minority interest in income of consolidated subsidiary	(144,000)	(120,534)	(576,000)	(494,533)

INCOME BEFORE PROVISION FOR INCOME TAXES	(211,027)	639,407	3,539,404	3,470,794

Provision for income taxes	(212,143)	(141,118)	1,636,561	1,042,637

NET INCOME	$1,116	$780,525	$1,902,843	$2,428,157

Basic earnings per share:
Net income	$0.00	$0.05	$0.13	$0.17

Weighted average shares outstanding	14,360,951	14,193,442	14,332,598	13,973,899

Diluted earnings per share:
Net income	$0.00	$0.05	$0.13	$0.17

Weighted average shares outstanding	14,524,497	14,537,848	14,514,232	14,344,584

Cash dividends declared per common share	$0.08	$0.08	$0.32	$0.32

	November 30,	November 30,
	2006	2005
Working Capital	$31,707,360	$30,720,637
Current Ratio	$4.49	$3.76
Combined Cash and Marketable Securities	$30,405,972	$30,906,692
Common Stock Issued and Outstanding	14,365,671	14,208,486
Tangible Book Value	$2.38	$2.50
Combined Cash and Marketable Securities per share	$2.12	$2.18

Other Unaudited Operations Data for the periods presented:

	Three months ended
	November 30,	November 30,
	2006	2005
Adjusted-EBITDA:
Income from Operations	$(367,812)	477,704
Add:
Depreciation and amortization	514,944	489,846
Stock-based compensation	(71,343)	-
Adjusted-EBITDA	$75,789	$967,550

Three months ended
November 30,	November 30,
2006	2005
Adjusted-EBITDA:
Income from Operations	$3,071,129	$2,279,975
Add:
Depreciation and amortization	2,225,774	2,200,678
Stock-based compensation	517,717	-
Adjusted-EBITDA	$5,814,620	$4,480,653

Note 1 - "Adjusted-EBITDA" (earnings before interest, taxes, depreciation, amortization, and stock-based compensation) included in this press release is a non-GAAP financial measure.

Adjusted-EBITDA, as defined above, may not be similar to Adjusted-EBITDA measures used by other companies and is not a measurement under GAAP. Management believes that Adjusted-EBITDA provides useful information to investors about the Company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, income from interest on the Company's cash and marketable securities, and stock-based compensation which are not directly attributable to the underlying performance of the Company's business operations.

Though management finds Adjusted-EBITDA useful for evaluating aspects of the Company's business, its reliance on this measure is limited because excluded items often have a material effect on the Company's earnings and earnings per common share calculated in accordance with GAAP. Nevertheless, the Company prefers to allow investors to have this supplemental metric since, with a reconciliation to GAAP, it may provide greater insight into the Company's financial results.

Contact:
Traffix, Inc.
John Um, VP and General Counsel
845-620-1212 ext. 289
JohnU@traffixinc.com
or
KCSA
Todd Fromer / Beth More, 212-682-6300 ext. 215 / 224
tfromer@kcsa.com / bmore@kcsa.com